Filed Pursuant to Rule 433
Registration No. 333-140970
Final Term Sheet
March 9, 2007
MASCO CORPORATION
$300,000,000 FLOATING RATE NOTES DUE 2010

ISSUER:	Masco Corporation

TITLE OF SECURITIES:	Floating Rate Notes due 2010

RATINGS:	Baa1 by Moody’s Investors Service, Inc and BBB+ by Standard & Poor’s Rating Services

TRADE DATE:	March 9, 2007

SETTLEMENT DATE (T+3):	March 14, 2007

MATURITY DATE:	March 12, 2010

AGGREGATE PRINCIPAL AMOUNT OFFERED:	$300,000,000

PRICE TO PUBLIC (ISSUE PRICE):	100.000%

PROCEEDS TO MASCO (BEFORE EXPENSES):	$298,800,000

BENCHMARK:	3-Month USD LIBOR

INTEREST RATE:	3-Month USD LIBOR + .30%

INTEREST PAYMENT DATES:	Quarterly on each March 12, June 12, September 12 and December 12 commencing on June 12, 2007

DENOMINATIONS:	$1,000 by $1,000

CHANGE OF CONTROL:	Upon the occurrence of a Change of Control Triggering Event, we will be required to make an offer to purchase the notes at a price equal to 101% of their principal amount plus accrued and unpaid interest to the date of repurchase.

JOINT BOOKRUNNERS:	Merrill Lynch, Pierce, Fenner & Smith Incorporated, Citigroup Global Markets Inc. and J.P. Morgan Securities Inc.

CO-MANAGERS:	Daiwa Securities America Inc., KeyBanc Capital Markets, a division of McDonald Investments, Inc., Lazard Capital Markets LLC

CUSIP:	574599BE5

THE ISSUER HAS FILED A REGISTRATION STATEMENT (INCLUDING A PROSPECTUS) WITH THE SEC FOR THE OFFERING TO WHICH THIS COMMUNICATION RELATES. BEFORE YOU INVEST, YOU SHOULD READ THE PROSPECTUS IN THAT REGISTRATION STATEMENT AND OTHER DOCUMENTS THE ISSUER HAS FILED WITH THE SEC FOR MORE COMPLETE INFORMATION ABOUT THE ISSUER AND THIS OFFERING. YOU MAY GET THESE DOCUMENTS FOR FREE BY VISITING EDGAR ON THE SEC WEB SITE AT WWW.SEC.GOV. ALTERNATIVELY, THE ISSUER, ANY UNDERWRITER OR ANY DEALER PARTICIPATING IN THE OFFERING WILL ARRANGE TO SEND YOU THE PROSPECTUS IF YOU REQUEST IT BY CALLING MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED TOLL-FREE AT 1-866-500-5408, CITIGROUP GLOBAL MARKETS INC. TOLL-FREE AT 1-877- 858-5407 OR J.P. MORGAN SECURITIES INC. AT 1-212-834-4533.
ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.